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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-83254

PROSPECTUS

$200,000,000

Questar Market Resources, Inc.

Offer to Exchange
7 % Exchange Notes Due 2007
for all outstanding Notes Due 2007

The new exchange notes

  •
  will be freely tradeable and otherwise substantially identical to the outstanding notes;

  •
  will accrue interest from January 16, 2002 at the rate of 7% per annum, payable semi-annually in arrears on each March 1 and September 1, beginning March 1, 2002;

  •
  will be unsecured and will rank equally with the outstanding notes and our other unsecured senior subordinated indebtedness; and

  •
  will not be listed on any securities exchange or on any automated dealer quotation system

The exchange offer

  •
  expires at 12:00 p.m., New York City time, on April 3, 2002, unless extended; and

  •
  is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered.

In addition, you should note that

  •
  all outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new exchange notes that are registered under the Securities Act of 1933;

  •
  tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer; and

  •
  the exchange of outstanding notes for new exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 22, 2002

TABLE OF CONTENTS

About This Prospectus
Forward-Looking Statements
Where You Can Find Additional Information
Prospectus Summary
Risk Factors
Use of Proceeds
Selected Consolidated Financial Data Including Ratio of Earnings to Fixed Charges
Capitalization
The Exchange Offer
Description of the Exchange Notes
Registration Rights Agreement
Certain Federal Tax Consequences
Plan of Distribution
Transfer Restrictions on Outstanding Notes
Legal Matters
Experts

        This prospectus incorporates important business and financial information about us that is not included with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Questar Market Resources, Inc., Attention: Corporate Secretary, 180 East 100 South Street, Salt Lake City, Utah 84111, or call 801-324-5202.

        IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY INFORMATION YOU REQUEST, YOU MUST SUBMIT YOUR REQUEST NO LATER THAN MARCH 27, 2002, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE THE EXCHANGE OFFER EXPIRES.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. We are submitting this prospectus to holders of outstanding notes so that they can consider exchanging their outstanding notes for new exchange notes. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27(a) of the Securities Act, and Section 21(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "intend," "project," "estimate," "anticipate," "believe," "forecast" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include changes in general economic conditions, gas and oil prices and supplies, competition, regulation of the Wexpro settlement agreement, availability of gas and oil properties for sale or exploration or development, the rate of inflation, the weather and other natural phenomena, the effect of accounting policies issued periodically by accounting standard-setting bodies, and other factors beyond our control that could affect adversely our financial condition and results of operations. All our subsequent written and oral forward-looking statements or those of persons acting on our behalf, are qualified by these cautionary statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the public reference facilities of the Commission located at 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. You can also obtain copies of this material from commercial retrieval services and electronically at the Commission's Internet web site at http://www.sec.gov.

        We are incorporating by reference specified documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act by us until our offering of exchange notes has been completed.

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2000
Amendment No. 1 to Annual Report on Form 10-K/A	Year ended December 31, 2000
Quarterly Report on Form 10-Q	Quarter ended March 31, 2001
Amendment No. 1 to Quarterly Report Form 10-Q/A	Quarter ended March 31, 2001
Quarterly Report on Form 10-Q	Quarter ended June 30, 2001
Amendment No. 1 to Quarterly Report Form 10-Q/A	Quarter ended June 30, 2001
Quarterly Report on Form 10-Q	Quarter ended September 30, 2001
Current Report on Form 8-K	Dated August 13, 2001
Current Report on Form 8-K	Dated October 12, 2001

        If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to the documents unless exhibits are specifically incorporated by reference in those documents. You should direct requests for copies to: Corporate Secretary, Questar Market Resources, Inc., 180 East 100 South Street, Salt Lake City, Utah 84111; telephone number (801) 324-5202.

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus to help you understand the terms of this exchange offer and the new exchange notes. It likely does not contain all the information that is important to you or that you should consider in making a decision to exchange your outstanding notes for new exchange notes. To understand all of the terms of this exchange offer and the new exchange notes and to attain a more complete understanding of our business and financial situation, you should carefully read this entire prospectus and the information we have incorporated by reference herein. The terms "the Company," "we," "our," "ours," and "us" as used in this prospectus refer to "Questar Market Resources, Inc." and its subsidiaries as a combined entity.

        You should carefully consider the information set forth under the heading "Risk Factors." This prospectus contains certain forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. See "Forward-Looking Statements."

        The term "outstanding notes" refers to the 7% Notes due 2007 that were issued January 16, 2002. The terms "new exchange notes" or "exchange notes" refer to the 7% Exchange Notes due 2007 issuable in the exchange offer. The term "notes" refers to the outstanding notes and the new exchange notes collectively.

About Questar Market Resources, Inc.

        We are a wholly-owned subsidiary of Questar Corporation ("Questar"). Questar is a publicly traded diversified natural gas company with two principal business units, Market Resources and Regulated Services. We comprise the Market Resources unit of Questar and as such engage in oil and gas exploration and production, gas gathering and processing, wholesale gas and hydrocarbon liquids marketing and trading and the acquisition and development of producing oil and gas properties. Natural gas remains the primary focus of our E&P operations. As of December 31, 2000, we had proved, non-regulated reserves of 730 billion cubic feet equivalent ("Bcfe") of gas and oil. We added an additional 415 Bcfe of proved reserves with the acquisition of Shenandoah Energy Inc. ("SEI") on July 31, 2001.

        As the primary growth area within Questar's business strategy, we expect to spend a majority of Questar's capital budget over the next five years to expand reserves through drilling and acquisitions and to enlarge our infrastructure of gathering systems, processing plants, gas collection header facilities and privately controlled storage facilities. We believe that the range of related activities we pursue creates growth synergies. As we find or acquire new gas and oil reserves, we are able to expand gathering, processing and marketing activities.

Our Corporate Structure

        The following is a diagram of Questar's and our corporate structure:

Our Relationship with Questar

        We are parties to several agreements with Questar and its affiliates which govern different aspects of our relationship with Questar. Summaries of the agreements may be found under the heading "Our Relationship with Questar" in this prospectus.

Our Business Strategy

        We believe we can best meet and balance the expectations of Questar and our fixed income investors by pursuing the following strategies in our business:

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  execute a prudent, disciplined program for growing our oil and gas reserves;

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  provide stakeholder value performance in both the short and long term;

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  employ hedging and other risk management tools to manage price volatility;

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  maintain a strong balance sheet that allows prudent growth opportunities to occur;

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  maintain a portfolio of quality drilling prospects;

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  identify and divest non-core and marginal assets and activities; and

  •
  employ technology and proven innovations to reduce costs.

Recent Developments

        Shenandoah Energy Inc. Acquisition.    On July 31, 2001, we purchased SEI for approximately $403 million in cash and assumed debt. The purchase increased our December 31, 2000 proved, non-regulated reserves by 59% or 415 Bcfe. SEI was a privately held exploration, production, gathering and drilling company, based in Denver, Colorado.

        The acquisition of SEI, with principal operations in the Uintah Basin of eastern Utah, provided us with:

  •
  415 Bcfe of proved reserves, consisting of 72% natural gas and 28% oil, with an allocated acquisition cost of $0.52 per Mcfe;

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  100 MMcf per day of natural gas processing capacity;

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  90 miles of natural gas gathering pipelines;

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  114,000 net acres of undeveloped leasehold acreage; and

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  Four drilling rigs.

        This acquisition is the largest in our history and strengthens our position in the Rocky Mountain producing region. It also continues Questar's strategy of expanding unregulated activities and adding low-cost reserves with substantial upside potential. The SEI properties are located in Questar's core operating area which already includes extensive pipeline and gathering systems. The acquisition immediately expands our daily non-utility oil and gas production by 63 million cubic feet equivalent ("MMcfe"), and we believe it provides new low-risk oil and gas development drilling opportunities.

        The acquisition cost, based on proved reserves alone, amounts to $0.97 per thousand cubic feet equivalent ("Mcfe"), while the cost for proved reserves is $0.52 per Mcfe after assigning value to all acquired assets. We expect the transaction will immediately enhance cash flow, reserves and production. The SEI acquisition, financed with cash and borrowings, had a neutral to slightly positive effect on earnings for 2001 as the reserves are already developed and producing. As many as seven rigs have been simultaneously used during the past six months.

        The SEI properties currently are producing gas from the Green River and Wasatch formations at depths of approximately 4,000 feet and 8,000 feet, respectively, and there are several other potential hydrocarbon-bearing formations at depths of 3,000 to 16,000 feet.

        Fourth Quarter and Full Year 2001 Earnings Results.    Our fourth quarter 2001 earnings were $19.1 million versus $26.1 million for the comparable year-earlier period. Natural gas production rose 21% in the quarter, but the average price received was 26% lower at $2.64 per Mcf. A 41% increase in oil and natural gas-liquids production was partially offset by prices 22% below year-earlier levels. Wexpro earnings grew by $1.3 million compared with a year earlier, bolstered by expanded investment in gas development drilling assets. Gains from asset sales were $2.5 million after taxes in the 2001 period, compared with a $1.4 million loss in the corresponding year-earlier quarter. For all of 2001, we earned $101.1 million versus $77.8 million in 2000. Natural gas production increased 2% to 70.6 Bcf, and average realized prices were 15% higher at $3.21 per Mcf. Oil and natural gas-liquids production was 12% higher at 2.5 million barrels, offsetting a 6% price decline to $19.22 per barrel. Production increases resulted from the acquisition of Shenandoah Energy. Earnings at Wexpro rose 16% in 2001 as a result of an increased investment in successful gas-development projects during the year. Gas gathering and energy trading activities achieved combined earnings of $8.4 million in 2001 compared with $11.3 million in the prior year. The 2000 results included a $1.2 million benefit from capitalizing certain construction financing costs on a gas storage project, as well as a $2.4 million gain from the sale of company-owned stock.

        We currently have 34% of our projected first half of 2002 natural gas production hedged at a net-to-the-well price of $3.51 per Mcf and 28% of our projected second half of 2002 natural gas production hedged at $3.40 per Mcf net-to-the-well. We have also hedged 41% of our projected 2002 oil production at an average net-to-the-well price of $24.45 per barrel.

        Change in Accounting Method.    On July 1, 2001, we elected to change our accounting method for gas and oil properties from the full cost method to the successful efforts method. Please refer to our Current Report on Form 8-K, dated October 12, 2001, incorporated herein by reference. We believe that the successful efforts method of accounting is preferable and that the accounting change will more accurately present the results of operations of our exploration, development and production activities. The successful efforts method minimizes asset write-downs caused by temporary declines in gas and oil prices and reflects impairment of the carrying value of gas and oil properties only when there has been an other-than-temporary decline in their fair value. Under the full cost accounting method all costs associated with the acquisition, exploration and development of gas and oil reserves are capitalized. Gains and losses on property sales are also capitalized. Under the successful efforts method, the costs to drill and equip developmental wells and successful exploratory wells are capitalized, while dry exploratory well costs and exploration costs are expensed; gains and losses on property sales are generally recognized in income in the period incurred.

        Joint Gas Gathering Venture with Western Gas Resources, Inc.    On October 5, 2001, we announced an agreement with Western Gas Resources, Inc. to form a joint venture that will provide gas gathering and compression services to the Hoback Basin, including the Pinedale Anticline and Jonah Field areas in southwest Wyoming. Through our subsidiary, Questar Gas Management, and Western Gas Resources' subsidiary, Mountain Gas Resources, Inc., the companies have formed Rendezvous Gas Services, L.L.C. Each entity will contribute certain assets to the joint venture and Rendezvous will construct and operate gas pipeline and compression facilities with the capacity to transport approximately 275 MMcf per day of gas product from the Hoback Basin. In addition, the joint venture will deliver gas for blending and processing services to the Granger and Blacks Fork processing plants. Mountain Gas owns the Granger processing plant and Questar Gas Management is a 50% owner and the operator of the Blacks Fork processing plant.

Our Executive Offices

        Our executive offices are located at 180 East 100 South, P.O. Box 45601, Salt Lake City, Utah 84145-0601, and our telephone number is (801) 324-2600. We also maintain regional operating offices in Denver, Colorado; Oklahoma City, Oklahoma; Tulsa, Oklahoma; Rock Springs, Wyoming; and Calgary, Alberta.

Summary of the Exchange Offer

        On January 16, 2002, we issued $200,000,000 principal amount of the outstanding notes to the initial purchasers of those notes (the "Initial Purchasers") in a private transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers then offered and resold the outstanding notes to qualified institutional buyers at an initial price to such purchasers of 100% of the principal amount of those notes.

        We entered into a registration rights agreement with the Initial Purchasers in the private offering in which we agreed to deliver to you this prospectus and to complete the exchange offer within 45 days after the Commission declares this registration statement effective. In the exchange offer, you are entitled to exchange your outstanding notes for new exchange notes that are registered with the Commission but otherwise contain substantially identical terms.

        You should read the discussion under the headings "Summary of the Terms of the New Exchange Notes" beginning on page 10 and "Description of the Exchange Notes" beginning on page 29 for further information regarding the new exchange notes. After this exchange offer expires, you will no longer be entitled to any exchange or registration rights for your outstanding notes.

        We summarize the terms of the exchange offer below. You should read the discussion under the headings "The Exchange Offer" beginning on page 19 for further information regarding the exchange offer and resale of the new exchange notes.

The Exchange Offer	We are offering to exchange up to $200 million aggregate principal amount of exchange notes for up to $200 million aggregate principal amount of the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Outstanding notes that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. Therefore, the market for secondary resales of outstanding notes that are not tendered for exchange is likely to be minimal.
Expiration Date	The Exchange Offer will expire at 12:00 p.m., New York City time, on April 3, 2002, or such later date and time to which we extend it.
Withdrawal of Tenders
You may withdraw your tender of outstanding notes at any time prior to the expiration date, unless previously accepted for exchange. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer
We will not be required to accept outstanding notes for exchange if the exchange offer would be unlawful or would violate any interpretation of the staff of the Commission. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. Please read the section "The Exchange Offer—Conditions to the Exchange Offer" beginning on page 23 for more information regarding the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes
If your outstanding notes are held through The Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any new exchange notes that you receive will be acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new exchange notes;
•
you are not our "affiliate," as defined in Rule 405 of the Securities Act of 1933, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act of 1933;
	•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new exchange notes;
•
if you are a broker-dealer you will receive new exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale of such notes; and
	•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Procedures for Beneficial Owners
If you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender program of The Depositary Trust Company, you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures" beginning on page 25.
Certain U. S. Federal Income Tax Considerations
The exchange of outstanding notes for new exchange notes in the exchange offer will not be a taxable event for U. S. federal income tax purposes. Please read "Certain Federal Income Tax Consequences" beginning on page 44.
Use of Proceeds	We will not receive any cash proceeds from the issuance of new exchange notes.

The Exchange Agent

        We have appointed Bank One, NA as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Mail, Overnight Delivery Only or by Hand:
Bank One Trust Company
One Bank One Plaza
Ste. IL-0126
Chicago, Illinois 60670-0129
Attention: Ms. Sharon McGrath

For Facsimile Transmission
(For eligible institutions only)
402-496-2014
To Confirm Receipt
402-496-1960

Summary of Terms of the New Exchange Notes

        The new exchange notes will be freely tradeable and otherwise substantially identical to the outstanding notes. The new exchange notes will not have registration rights or provisions for additional interest. The new exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes are and the new exchange notes will be governed by the same indenture. The outstanding notes and the new exchange notes will vote together as a single separate class under the indenture.

Issuer	Questar Market Resources, Inc.
Securities offered	$200,000,000 aggregate principal amount of 7% exchange notes due 2007.
Maturity	January 16, 2007.
Interest payment dates	March 1 and September 1 of each year, beginning March 1, 2002.
Ranking
The exchange notes will be unsecured and rank equally with our other unsecured indebtedness from time to time outstanding. Since we are a holding company, the claims of creditors of our subsidiaries will have priority over the claims of holders of the exchange notes. At the present time we have no debt that would be considered senior to the exchange notes. The indenture does not restrict the amount of indebtedness that we or our subsidiaries may incur.
As of September 30, 2001, we had approximately $636.6 million of total indebtedness outstanding.
Optional redemption	We may redeem some or all of the exchange notes at any time at the redemption price described in this prospectus.
Change of control repurchase
Upon a change of control and a resulting decline in the rating of the exchange notes below investment grade, each holder of the exchange notes will have the right to require us to repurchase such holder's exchange notes at the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
Form and denomination	The exchange notes will be issued in denominations of $1,000 and integral multiples of $1,000.
Governing law	The exchange notes and the indenture will be governed by New York law.
Ratings
The exchange notes are rated BBB+ by Standard & Poor's Ratings Service and Baa2 by Moody's Investor Service, Inc. Security ratings are not recommendations to buy, sell or hold the exchange notes. Ratings are subject to revision or withdrawal at any time by the rating agencies.
Rights under Registration Rights Agreement
If we fail to complete the exchange offer as required by the Registration Rights Agreement, we will be obligated to pay additional interest to holders of the outstanding notes. Please read "Registration Rights Agreement" beginning on page 42 for more information concerning your rights as a holder of outstanding notes.
Risk factors	See "Risk Factors" and the other information in this prospectus for a discussion of risk factors beginning on page 11.

RISK FACTORS

        Your investment in the new exchange notes involves risks. You should carefully consider the following Risk Factors before deciding whether this investment is suitable for you.

        Decreased oil and gas prices could adversely affect our revenues, cash flows and profitability.    Our operations are materially dependent on prices received for our oil and gas production. Both short-term and long-term price trends affect the economics of exploring for, developing, producing, gathering and processing oil and gas. Oil and gas prices can be volatile. We sell most of our oil and gas at current market prices rather than through fixed-price contracts, although as discussed below, we frequently hedge the price of a significant portion of future production in the financial markets. The prices we receive depend upon factors beyond our control, which include:

  •
  weather conditions;

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  the supply and price of foreign oil and gas;

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  the level of consumer product demand;

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  national and worldwide economic conditions;

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  political conditions in foreign countries;

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  the price and availability of alternative fuels;

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  the proximity to and capacity of transportation facilities;

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  energy conservation measures; and

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  government regulations, such as regulation of natural gas transportation, royalties and price controls.

        We believe that any prolonged reduction in oil and gas prices would depress our ability to continue the level of activity we otherwise would pursue, which could have a material adverse effect on our revenues, cash flows and results of operations.

        We have significant transactions involving commodity price hedging.    In order to protect ourselves to some extent against unusual price volatility and to lock in favorable pricing on oil and gas production, we periodically enter into commodity price derivatives contracts (hedging arrangements) with respect to a portion of our expected production. These contracts may at any time cover as much as 75% of our energy production. These contracts reduce exposure to subsequent price drops but can also limit our ability to benefit when commodity prices rise. Use of energy price hedges also exposes us to the risk of non-performance by a contract counter party. We carefully evaluate the financial strength of all contract counter parties but these parties might not be able to perform their obligations under the hedge arrangements. It is our policy that the use of commodity derivatives contracts be strictly confined to the price hedging of existing and forecast production, and we maintain a system of internal controls to assure there is no unauthorized trading or speculation on commodity prices. Unauthorized speculative trades could however occur that may expose us to substantial losses to cover a position in the contract.

        We operate in a highly competitive industry, which may adversely affect our results of operations.    The oil and gas exploration and production industry in which we operate is highly competitive. We compete with major oil companies, independent oil and gas businesses, and individual producers and operators, many of which have greater financial and other resources than we do. Industry members compete on both a national and regional basis for the acquisition of properties. Prices for production are dictated by national commodity markets and there is very little brand loyalty or distinction between competitors.

We must also compete for pipeline capacity to transport gas to our markets. The industry, as a whole, competes with other industries that supply energy to industrial, commercial and other consumers.

        The nature of our operations presents inherent risks of loss that, if not insured or indemnified against, could adversely affect our results of operations.    Our operations are subject to inherent hazards and risks such as:

  •
  fires;

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  natural disasters;

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  explosions;

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  formations with abnormal pressures;

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  blowouts;

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  collapses of wellbore, casing or other tubulars;

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  pipeline ruptures; and

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  spills.

        Any of these events could cause a loss of hydrocarbons, environmental pollution, personal injury or death claims, damage to our properties or damage to the properties of others. As protection against operation hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverages include:

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  operator's extra expense;

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  physical damage to certain assets;

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  employer's liability;

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  business interruption;

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  comprehensive general liability;

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  automobile; and

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  workers' compensation.

        Generally, the agreements that we execute with contractors provide for the division of responsibilities between the contractor and ourselves, and we seek to obtain an indemnification from the contractor for certain of these risks. To the extent we are unable to transfer such risks to the contractor, we seek protection through insurance that our management considers to be adequate. Such insurance or indemnification agreements may not adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a contractor to meet its indemnification obligations, could result in substantial losses to us. In addition, insurance may not be available to cover any or all of these risks, or, even if available, it may not be adequate or insurance premiums or other costs may rise significantly in the future, so as to make such insurance prohibitively expensive.

        We face many government regulations.    Extensive federal, state and local regulation of the oil and gas industry significantly affects our operations. In particular, our oil and gas exploration, development and production, and our storage, transportation and processing of liquid hydrocarbons, are subject to stringent environmental regulations. These regulations delay and increase the cost of planning, designing, drilling, installing, operating and abandoning oil and gas wells and other related facilities. These regulations may become more demanding in the future.

        We expend significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements.    We believe that our operations generally comply with applicable laws and regulations. Because of the nature of our business, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up cost and other environmental damages. We do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs.

        You should not place undue reliance on reserve information because such information represents estimates.     Our estimates of proved oil and gas reserves and the future net cash flows from those reserves were prepared by independent petroleum engineers. Petroleum engineers consider many factors and make assumptions in estimating our oil and gas reserves and future net cash flows. These factors include:

  •
  historical production from the area compared with production from other producing areas;

  •
  the assumed effect of governmental regulation; and

  •
  assumptions concerning oil and gas prices, production and development costs, severance and excise taxes, and capital expenditures.

        Lower oil and gas prices generally cause lower estimates of proved reserves. Estimates of reserves and expected future cash flows prepared by different engineers, or by the same engineers at different times, may differ substantially. Ultimately, actual production, revenues and expenditures relating to our reserves will vary from any estimates, and these variations may be material. Accordingly, the accuracy of our reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. If conditions remain constant, then we are reasonably certain that our reserve estimates represent economically recoverable oil and gas reserves and future net cash flows. If conditions change in the future, then subsequent reserve estimates may be revised accordingly.

        You should not assume that the present value of future net cash flows from our proved reserves is the current market value of our estimated oil and gas reserves. In accordance with Commission requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs as of the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate.

        There are many risks in drilling for oil and gas.    Our drilling activities subject us to many risks, including the risk that we will not find commercially productive reservoirs. Drilling for oil and gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements and shortages or delays in the delivery of equipment and services can delay our drilling operations or result in their cancellation. The cost of drilling, completing and operating wells is often uncertain, and new wells may not be productive or we may not recover all or any portion of our investment.

        We depend on certain key individuals.    Our business is dependent, to a significant extent, upon the performance of certain key individuals, including Gary L. Nordloh, our President and CEO, and Charles B. Stanley, who was named to serve as Executive Vice President and COO effective January 31, 2002, and Keith O. Rattie, President and COO of Questar. (R. D. Cash, our Chairman and the Chairman and CEO of Questar has announced his retirement effective April 30, 2002. His announced retirement will not change his status as our Chairman and as Chairman of Questar.) The loss of services of these individuals could have a material adverse effect on us if we were not able to replace them with individuals who had comparable skills and experience.

        As a holding company, we depend on our subsidiaries to meet our financial obligations.    We are a holding company with no significant assets other than the stock of our subsidiaries. In order to meet our financial needs, we rely exclusively on repayments of principal and interest on intercompany loans made by us to our operating subsidiaries and income from dividends and other cash flow from the subsidiaries. Such operating subsidiaries may not generate sufficient net income to pay upstream dividends or cash flow to make payments of principal or interest on our intercompany loans. There are, however, no contractual or regulatory restrictions on the ability of our subsidiaries to pay dividends to us or repay intercompany debt and we have full discretion over receipt of dividends, intercompany loan repayments and receipt of other payments from our subsidiaries.

        The absence of a public market for the exchange notes could limit a purchaser's ability to resell them.    The notes are a new issue of securities with no established trading market. The Initial Purchasers may make a market in the exchange notes, but the Initial Purchasers will not be obligated to do so and may discontinue any market-making at any time without notice. Consequently, the liquidity of any secondary market for the exchange notes is uncertain. Even though we are filing a registration statement to complete an exchange offer for the outstanding notes under the Securities Act, but we can provide no assurance regarding the development of or liquidity of the trading market of the exchange notes thereafter.

        We are dependent on bank credit facilities and continued access to capital markets to successfully execute our operating strategies.    We rely primarily upon bank borrowing and intercompany loans from Questar to finance a material portion of our operating strategies. Questar has in turn relied upon its own access to short-term commercial paper markets to make intercompany loans to us. We are dependent on these capital sources to provide capital to acquire and develop our properties. The availability and cost of these credit sources is cyclical and these capital sources may not remain available to us or we may not be able to obtain money at a reasonable cost in the future. All of our bank loans and short term loans from Questar are in the form of floating rate debt. From time to time we use interest rate derivatives to fix the rate on a portion of our variable rate debt. The interest rates on our bank loans are tied to our debt credit ratings published by Standard & Poor's and Moody's. A ratings down-grade could increase the interest cost of this debt and decrease future availability of money from banks and other sources. We believe it is important to maintain investment grade credit ratings to conduct our business, but we may not be able to keep investment grade ratings.

        There is no promise of continuing relationships with Questar.    We are a wholly-owned subsidiary of Questar and our goals and strategies are important to Questar. Questar, however, offers no explicit promise of continued ownership or of the availability of capital going forward. Our ability to receive future equity and debt capital from our parent also depends on Questar's ability to access capital markets on reasonable terms. We also benefit from business transactions with affiliated operating companies. Questar Gas Management and Wexpro have long-term agreements to gather and develop reserves owned by an affiliate, Questar Gas Company. All transactions are on an arm's-length basis or under contracts approved by regulatory agencies and the courts, but such business relationships may not continue in the future.

        We have significant investment in Canadian oil and gas properties.    We have significant foreign investment in Canada. In order to protect against foreign exchange translation losses on our Canadian investment, we attempt to borrow money in Canadian dollars, the value of which changes as the value of the Canadian assets change. We could however lose the continued availability of Canadian dollar debt. We are also exposed to foreign currency risk in the value of our income from these operations. For the present time this risk is reduced by our desire to reinvest the cash flows of the Canadian operation. In Canada we are also exposed to foreign laws, drilling and transportation constraints, business practices and markets that may be different from our experience in the United States. We believe we can reduce this risk by retaining competent local professionals with experience in Canadian operating and legal practices, but unexpected developments could expose us to risk of investment loss in Canada or qualified personnel might not be available to manage this investment.

        The exchange notes are effectively subordinate to indebtedness of our subsidiaries.    The exchange notes rank equally with our other unsecured debt, but are be considered subordinate to claims of creditors of our subsidiaries. At the present time we have no debt that would be considered senior to the exchange notes. The indenture does not contain any financial covenants or otherwise restrict the amount of indebtedness which we or our subsidiaries may incur. At the present time the only debt owed by our subsidiaries is debt that is either guaranteed by us or is intercompany debt owed to us as the parent, or to Questar on a subordinated basis.

        We have credit triggers in some of our commodity price hedging contracts that could require the deposit of significant cash with hedge counter-parties if our credit ratings fall below investment grade.    We have commodity price hedging contracts with several counter-parties. These contracts are used to protect us against volatility in the price received for natural gas and oil. In some contracts the amount of credit allowed before we must post collateral in out-of-the-money hedges varies depending on the credit rating of our senior debt. In cases where this arrangement exists, if our credit rating falls below investment grade (BBB-by Standard & Poor's or Baa3 by Moodys) counter-party credit generally falls to zero. Depending on market conditions and size of collateral requirements at the time of the collateral calls, we could have difficulty meeting collateral requirements.

        Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and future war or risk of war may adversely impact our results of operations, our ability to raise capital and our future growth.    The impact that the terrorist attacks of September 11, 2001 may have on our industry in general, and on us in particular, is not known at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may impact our operations in unpredictable ways, including disruptions of fuel or gas supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, processing plants and storage facilities, could be direct targets of, or indirect casualties of, an act of terror. Terrorist activity may also hinder our ability to transport oil and gas if transportation facilities or pipelines become damaged as a result of an attack. In addition, war or risk of war may also have an adverse effect on the economy. A lower level of economic activity could result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. The September 11, 2001 attacks and additional terrorist activity could likely lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services. In addition, the insurance premiums charged for some or all of the coverages currently maintained could increase dramatically, or the coverages could be unavailable in the future.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new exchange notes. In consideration for issuing the new exchange notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the new exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new exchange notes will not result in any change in our capitalization.

SELECTED CONSOLIDATED FINANCIAL DATA INCLUDING RATIO OF
EARNINGS TO FIXED CHARGES

        The following table sets forth selected financial data, reflecting for all periods shown our election to change our method of accounting for gas and oil activities from the full cost method to the successful efforts method in the third quarter of 2001. It also shows our pro forma results of operations for the year ended December 31, 2000 and nine months ended September 30, 2001 as if the SEI acquisition had occurred on January 1, 2000. You should read this table together with the Consolidated Financial Statements and the notes thereto included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, as modified by Amendment No. 1 in each case and September 30, 2001, in our 2000 Annual Report on Form 10-K as modified by Amendment No. 1 to Annual Report on Form 10-K/A, and in our Current Reports on Form 8-K, dated August 13 and October 12, 2001, all of which were filed with the Securities and Exchange Commission and are incorporated by reference in this prospectus. Pro forma information, information for the nine months ended September 30, 2000 and 2001, and information for the year ended December 31, 1996 are not audited.

	For the Nine Months Ended September 30,			For the Years Ended December 31,
	Pro Forma 2001(3)	2001	2000	Pro Forma 2000(3)	2000	1999	1998	1997	1996
	(In Thousands, Except Ratio Data)
Selected Income Statement Data:
Revenues	$637,085	$588,927	$494,365	$785,872	$742,053	$498,311	$458,272	$523,640	$484,080
Operating expenses	489,403	458,619	408,127	644,076	613,893	428,612	416,134	478,418	413,911

Operating income	147,682	130,308	86,238	141,796	128,160	69,699	42,138	45,222	70,169
Other income	5,117	13,869	8,468	10,455	11,188	9,035	1,527	8,380	(2,546)
Debt expense	(29,132)	(16,346)	(17,573)	(51,100)	(22,922)	(17,363)	(12,631)	(10,882)	(8,699)
Income tax expense	(44,219)	(45,801)	(25,463)	(32,911)	(38,618)	(17,483)	(4,886)	(6,786)	(14,608)

Income from continuing operations	79,448	82,030	51,670	68,240	77,808	43,888	26,148	35,934	44,316
Loss from discontinued operations	—	—	—	—	—	—	(563)	(1,021)	(322)

Net income	$79,448	$82,030	$51,670	$68,240	$77,808	$43,888	$25,585	$34,913	$43,994

Other Financial Data:
Adjusted EBITDA(1)	$232,658	$212,528	$162,066	$252,680	$227,791	$159,297	$123,676	$134,994	$117,822
Ratio of earnings to fixed charges(2)	5.01	8.38	5.22	2.93	5.88	4.37	3.33	4.77	7.48
Cash Dividends paid to Questar	$12,975	$12,975	$12,975	$17,300	$17,300	$16,600	$15,900	$16,325	$14,500

	At September 30,			At December 31,
	Pro Forma 2001(3)	2001	2000	Pro Forma 2000(3)	2000	1999	1998	1997	1996
	(In Thousands)
Selected Balance Sheet Data:
Total assets	$1,422,081	$1,422,081	$891,471	$1,463,251	$977,918	$794,628	$765,401	$630,545	$637,645
Short-term debt	314,600	314,600	43,200	63,500	63,500	24,500	121,800	44,300	78,500
Long-term debt	321,957	321,957	253,894	647,331	244,377	264,894	181,624	133,387	120,000
Common equity	505,646	505,646	398,112	411,563	418,511	356,505	330,432	319,009	301,280

(1)
As used in this prospectus, Adjusted EBITDA means earnings before interest (debt expense),income taxes, depreciation, depletion and amortization, and the impairment of oil and gas properties. Adjusted EBITDA is not a calculation based upon accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flow as a better measure of liquidity. Adjusted EBITDA presented in this prospectus may not be comparable to other similarly titled measures reported by other companies. In evaluating Adjusted EBITDA, we believe that investors should consider, among other things, the amount by which Adjusted EBITDA exceeds interest expense, how Adjusted EBITDA compares to principal repayments on debt and how Adjusted EBITDA compares to capital expenditures for each period. Investors should avoid undue reliance on

  Adjusted EBITDA because it may not reflect significant trends otherwise important to an investor. In addition, we may have other functional or legal requirements that may require the conservation of funds for other uses such that the amount reported as Adjusted EBITDA may not be available for debt service.

(2)
For purposes of this presentation, earnings represent income from continuing operations before income taxes and fixed charges for the applicable nine or twelve month-ended period. Fixed charges consist of total interest charges and amortization of debt issuance costs and the interest portion of rental costs (which is estimated at 50%) for the applicable nine or twelve month- ended period. The unaudited pro forma financial information presented for the nine month period ended September 30, 2001 and the year ended December 31, 2000 gives effect to our acquisition of SEI as if the purchase had occurred on January 1, 2000. The ratio of earnings to fixed charges was negatively affected by write downs of our investment in oil and gas properties in 1998.

(3)
Unaudited pro forma combined financial information presented here gives effect to our acquisition of SEI. The transaction was accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States. The pro forma information does do not reflect any operating efficiencies and cost savings which may be achievable with respect to the acquisition of SEI. The income statement data for the year ended December 31, 2000 and nine months ended September 30, 2001 assume that the acquisition was made on January 1, 2000. The balance sheet data assume that the acquisition was made on December 31, 2000. The unaudited pro forma combined financial information is not necessarily indicative of the results of operations or the financial position that would have occurred had the acquisition been consummated at the beginning of the earliest period presented, nor is it indicative of future results of operations or financial position.

CAPITALIZATION

        The following table sets forth our capitalization on a consolidated basis as of September 30, 2001 and as adjusted to reflect the sale of the outstanding notes, which will be replaced by the exchange notes. For additional information, you should refer to our consolidated financial statements, including the notes to such financial statements, incorporated by reference herein. See "Where You Can Find Additional Information."

	As of September 30, 2001
	Actual	Note Offering	As Adjusted	As Adjusted Percentage
	(In Thousands)
Short-term debt:
Intercompany debt owed Questar	$254,600	$(140,000)	$114,600
SEI acquisition bridge loan	60,000	(60,000)	—

Total short-term debt	314,600	(200,000)	114,600	10.0%
Long-term debt:
Bank term debt	171,957	—	171,957
7 1/2% Notes due 2011	150,000	—	150,000
7% Notes due 2007 to be exchanged for 7% Exchange Notes due 2007	—	200,000	200,000

Total long-term debt	321,957	200,000	521,957	45.7%
Common shareholder's equity	505,646		505,646	44.3%

Total capitalization	$1,142,203		$1,142,203	100.0%

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We entered into a registration rights agreement with the Initial Purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for new exchange notes within 60 days of the issuance of the outstanding notes which was on January 16, 2002. We also agreed to use our reasonable best efforts to cause the Commission to declare the registration statement effective under the Securities Act no later than 180 days after the notes were issued and to complete the exchange offer no later than 45 days after the registration statement becomes effective. We are offering the new exchange notes under this prospectus to satisfy our obligations under the registration rights agreement.

        Under limited circumstances, we will use our reasonable best efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

  •
  if any changes in law or applicable interpretations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

  •
  if the exchange offer is not declared effective within 180 days after January 16, 2002 or the exchange offer is not consummated within 45 days after the registration statement is declared effective;

  •
  at the request of any Initial Purchaser of the outstanding notes, made within 90 days after the consummation of the exchange offer, with respect to notes not eligible to be exchanged in the exchange offer and held by it following the consummation of the exchange offer, or

  •
  If a holder of outstanding notes is not permitted to participate in the exchange offer or does not receive fully tradeable exchange notes pursuant to the exchange offer.

        If we fail to comply with deadlines for registering the issuance of the new exchange notes and completion of the exchange offer, we will be required to pay additional interest to holders of the outstanding notes. Please read the section captioned "Registration Rights Agreement" for more details regarding the registration rights agreement.

        To exchange an outstanding note for transferable new exchange notes in the exchange offer, the holder of that outstanding note will be required to make the following representations:

  •
  any new exchange note the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement with any person to participate in the distribution of the new exchange notes;

  •
  the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, nor a broker-dealer tendering outstanding notes acquired directly from us for its own account;

  •
  if the holder is not a broker-dealer, that holder is not engaged in and does not intend to engage in the distribution of the new exchange notes;

  •
  if the holder is a broker-dealer that will receive new exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that holder will deliver a prospectus, as required by law, in connection with any resale of such new exchange notes; and

  •
  the holder is not acting on behalf of any person that could not truthfully make the foregoing representations.

Resale of New Exchange Notes

        Based on interpretations of the Commission staff in no action letters issued to third parties, we believe that each new exchange note issued under the exchange offer may be offered for resale, resold and otherwise transferred by the holder of that new exchange note without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  •
  the holder is not the Company's "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  such new exchange note is acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of new exchange notes.

        If a holder of outstanding notes tenders in the exchange offer with the intention of participating in any manner in a distribution of the new exchange notes, that holder

  •
  cannot rely on such interpretations by the Commission staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        Unless an exemption from registration is otherwise available, any security holder intending to distribute new exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new exchange notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of marketmaking activities or other trading activities may participate in the exchange offer. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $200 million aggregate principal amount of the notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new exchange notes from us.

        Holders tendering outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important for note holders to read the section labeled "Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

        We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 12:00 p.m., New York City time, on April 3, 2002, unless in our sole discretion, we extend the deadline.

Extensions, Delay in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion, to delay accepting for exchange any outstanding notes or to extend the exchange offer or to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us (1) the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution" and (2) such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the new exchange notes under the Securities Act.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

        These conditions are for our sole benefit and we may assert them or waive them in whole or part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

        Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with the automated tender offer program procedures of The Depository Trust Company ("DTC"), described below.

        In addition, either:

  •
  the exchange agent must receive outstanding notes along with the letter of transmittal;

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary—The Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and the Company in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to the Company. Holders may request their brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender—Beneficial Owners

        Beneficial owners of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee wishing to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf. Beneficial owners who wish to tender on their own behalf must, prior to completing and executing the letter of transmittal and delivering their outstanding notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in their name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

        Holders of outstanding notes must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the new exchange notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange for those new exchange notes; or

  •
  for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When Endorsements or Bond Powers are Needed

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by the Company, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC's Automated Tender Offer Program

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Neither the Company, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, and they will incur no liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When the Company Will Issue New Exchange Notes

        In all cases, we will issue new exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such;

  •
  outstanding notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Return of Outstanding Notes Not Accepted or Exchanged

        If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Representations to the Company

        Each holder, by signing or agreeing to be bound by the letter of transmittal, will represent to us that, among other things:

  •
  any new exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new exchange notes;

  •
  the holder is not the Company's "affiliate," as defined in Rule 405 of the Securities Act, or, if the holder is an affiliate of the Company, that the holder will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

  •
  if the holder is not a broker-dealer, that the holder is not engaged in and does not intend to engage in the distribution of the new exchange notes;

  •
  if the holder is a broker-dealer that will receive new exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that the holder will deliver a prospectus, as required by law, in connection with any resale of such new exchange notes; and

  •
  that the holder is not acting on behalf of any person who could not truthfully make the foregoing representation.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Any holder wishing to tender its outstanding notes but whose outstanding notes are not immediately available or who cannot deliver its outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date may tender if:

  •
  the tender is made through a member firm of a registered national securities exchange of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the holder's name and address, the registered number(s) of the holder's outstanding notes and the principal amount of outstanding notes tendered;

  •
  stating that the tender is being made thereby;

  •
  guaranteeing that, within five business days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within five business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, any holder may withdraw its tender at any time prior to 5:00 p.m., New York City time, on the expiration date (unless previously accepted for exchange).

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary—The Exchange Agent" or

  •
  the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn (the "Depositor");

  •
  identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of such outstanding notes;

  •
  be signed by the Depositor in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes (or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the Depositor withdrawing the tender); and

  •
  specify the name in which such outstanding notes are to be registered, if different from that of the Depositor.

        If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Holders may retender properly withdrawn outstanding notes by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; and

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

        Holders who do not exchange their outstanding notes for new exchange notes under the exchange offer will remain subject to the existing restrictions on transfer of the outstanding notes.

        In general, such a holder may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the Commission staff, holders may offer for resale, resell or otherwise transfer new exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if (1) they are not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2) they acquired the new exchange notes in the ordinary course of their business and (3) they have no arrangement or understanding with respect to the distribution of the new exchange notes to be acquired in the exchange offer. If a holder tenders in the exchange offer for the purpose of participating in a distribution of the new exchange notes, it:

  •
  cannot rely on the applicable interpretations of the Commission; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the new exchange notes under accounting principles generally accepted in the United States.

Other

        Participation in the exchange offer is voluntary, and holders of outstanding notes should carefully consider whether to tender. Those holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES

General

        The exchange notes will be issued and the outstanding notes were issued pursuant to an indenture dated March 1, 2001, between us, as issuer, and Bank One N.A., as trustee (the "indenture").

        The following description is only a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. A copy of the indenture is available upon request made to us or to the initial purchasers. (The Initial Purchasers are Banc of America Securities LLC, Merrill Lynch Pierce, Fenner & Smith Incorporated, Banc One Capital Markets, Inc., U.S. Bancorp Piper Jaffray, A. G. Edwards & Sons, Inc., First Albany Corporation, Petrie Parkman & Co., TD Securities, and Wachovia Securities.) Terms not otherwise defined below will have the meanings assigned to them in the indenture. When we refer to securities, we refer to all debt securities that we have issued or may issue in the future under the indenture, including the exchange notes.

Ranking

        In addition to the exchange notes registered by this prospectus, the indenture provides for the issuance of additional securities in one or more series, without limitation as to aggregate principal amount. The claims of creditors of our subsidiaries will have priority over the claims of holders of these exchange notes. At the present time we have no debt that would be considered senior to these exchange notes. The exchange notes will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. Other than a limitation on liens covenant, the indenture does not contain restrictive covenants which would require us to maintain certain financial ratios or restrict our ability to incur additional indebtedness. The covenants contained in the indenture would not necessarily afford holders of the exchange notes protection if a highly-leveraged transaction involving us were to adversely affect holders.

        We are a subholding company of Questar and our only material asset is the capital stock of our subsidiaries. Our operations are conducted through our subsidiaries and our cash flow will be derived principally from dividends on the capital stock of our subsidiaries.

Denominations and Interest

        We issued initially outstanding notes in an aggregate principal amount of $200,000,000 that will mature on January 16, 2007. We, from time to time, without the consent of the holders of the notes, may reopen this series and issue additional notes. The exchange notes will be issued in fully registered form in denominations of $1,000 and any amount which is an integral multiple of $1,000.

        Interest at the annual rate for the exchange notes set forth on the cover page of this prospectus is payable semi-annually on March 1 and September 1 of each year, commencing March 1, 2002. We will make each interest payment to the persons who are registered holders of the notes at the close of business on the preceding February 15 and August 15, respectively. Interest will be computed on the basis of a 360-day year of twelve months of 30 days each. Interest began to accrue on January 16, 2002. If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Optional Redemption

        The exchange notes may be redeemed in whole or in part at our option at any time or from time to time upon not less than 30 nor more than 60 days' notice at a redemption price equal to the greater of (i) 100% of the principal amount of the exchange notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued interest on the exchange notes to the date of redemption (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such exchange notes on the relevant record date).

        "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated (on a day count basis) maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

        "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.

        "Reference Treasury Dealer" means at least five primary U.S. Government securities dealers in The City of New York as we shall select.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the exchange notes or portions thereof called for redemption. If less than all of the exchange notes are to be redeemed, the trustee will select the exchange notes to be redeemed by such method as the trustee shall deem fair and appropriate.

Mandatory Redemption; Sinking Fund

        There is no sinking fund or mandatory redemption obligation applicable to the exchange notes.

Book-Entry System

        The exchange notes will be issued in the form of a single global security. The exchange notes will be deposited with the trustee as custodian for DTC on behalf of DTC and for so long as DTC or its nominee is the registered owner of the notes, DTC or its nominee, as the case may be, will be considered the sole holder of the exchange notes for all purposes under the indenture. Except as set forth below, a security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC.

        Upon our issuance of the exchange notes, DTC or its nominee will credit the accounts of persons holding through it on its book-entry registration and transfer system with the respective principal amounts of the exchange notes represented by the global security. The accounts to be credited will be designated by the applicable Initial Purchaser of such notes. Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC, called participants, or persons that hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee for the global security. Ownership of beneficial interest in a global security by persons that hold interests through participants will be shown on, and the transfer of ownership will be effected only through, records maintained by such participant. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a global security.

        Except as provided below, owners of beneficial interests in exchange notes represented by a global security will not be entitled to have exchange notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of exchange notes in definitive form, known as certificated exchange notes, and will not be considered the owners or holders of such exchange notes under the indenture.

        Exchange notes represented by a global security will be exchangeable for certificated exchange notes only if:

  •
  DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for the global security or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days after we receive such notice or become aware of such ineligibility or

  •
  we, in our sole discretion, determine to discontinue use of the system of book-entry transfer and to exchange the global security for certificated exchange notes

        Upon any such exchange, the certificated exchange notes will be registered in the names that DTC or its nominee holding the global security may direct.

        We will make principal, premium and interest payments on the global security to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the exchange notes represented thereby for all purposes under the indenture. DTC's practice is to credit participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to DTC is our responsibility and that of the trustee, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the owners of beneficial interests in a global security held through such participants is the responsibility of such participants. Neither we, the trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security representing any notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The exchange notes will be issued as fully registered securities registered in the name of Cede & Co., DTC's nominee. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform

Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need of physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, including the Initial Purchasers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

        Purchases of exchange notes under DTC's system must be made by or through direct participants, which will receive a credit for such exchange notes on DTC's records. The ownership interest of each actual purchaser, or beneficial owner, of each note represented by a global security is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfer of ownership interests in the global security are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global security will not receive certificated notes representing their ownership interests in the global security, except in the limited circumstances described above.

        To facilitate subsequent transfers, the global security deposited with, or on behalf of, DTC is registered in the name of DTC's nominee, Cede & Co. The deposit of the global security with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global security; DTC's records reflect only the identity of the direct participants to whose accounts notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the exchange notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose account the exchange notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the exchange notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        No service charge will be made for the registration of transfer or exchange of exchange notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith. Exchange notes may be surrendered for registration of transfer or exchange at our offices or agencies maintained for such purpose, which shall initially be the Corporate Trust Office of the trustee in Chicago, Illinois. In the event that certificated exchange notes are issued or if DTC shall so require, we will be required to appoint a paying agent and security registrar in The City of New York. We may appoint additional paying agents and security registrars and may change any paying agent or security registrar, subject to our obligation under the indenture to maintain a paying agent and security registrar in Chicago, Illinois and, in the event that certificated exchange notes are issued or if DTC shall so require, The City of New York. At our option, payment of interest on certificated exchange notes may be made by check mailed to the addresses of the persons entitled thereto as they appear on the security register.

Limitations on Liens

        Subject to certain exceptions, we will not, and will not permit any Subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a Subsidiary, any mortgage, pledge, lien, encumbrance, or security interest (collectively, "Liens") upon any of our properties or assets or upon any income or profits therefrom unless the exchange notes shall be equally and ratably secured. This prohibition will not apply to:

  •
  Liens existing as of the date of the indenture;

  •
  any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any Subsidiary to enable it to acquire such property), provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

  •
  Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a Subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

  •
  Liens on property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a Subsidiary and created within one year after the later of:

  •
  the completion of such acquisition or construction, or

  •
  the commencement of operation of the property, provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

  •
  Liens on the property or assets of Subsidiaries outstanding at the time they become Subsidiaries;

  •
  Liens created or assumed by us or a Subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a Subsidiary to secure loans to us or a Subsidiary, for the purpose of developing such properties;

  •
  Liens on any investment (as defined in the indenture) of ours or that of a Subsidiary of ours in any Person other than a Subsidiary or on any security representing any investment of ours or a Subsidiary of ours;

  •
  any Lien not otherwise permitted by the indenture, provided that after giving effect to such Lien the sum of all indebtedness of us and our Subsidiaries secured by Liens not otherwise permitted by the indenture and all Attributable Debt of us and our Subsidiaries (to the extent not included in indebtedness secured by Liens not otherwise permitted) does not exceed 10% of Consolidated Capitalization;

  •
  any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by certain permitted Liens, provided that the principal amount of the obligation or indebtedness secured by such refunding or extension shall not exceed the principal amount of the obligation or indebtedness then outstanding and shall be limited in lien to the same or substituted property and after-acquired property that secured the refunded or extended obligation or indebtedness;

  •
  Liens upon any office equipment, data processing equipment or any motor vehicles, tractors or trailers;

  •
  Liens of or upon or in current assets of ours or a Subsidiary of ours created or assumed to secure indebtedness incurred in the ordinary course of business;

  •
  any Lien which is payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a Subsidiary of ours;

  •
  Liens to secure indebtedness incurred to finance advances made by us or any Subsidiary of ours to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, provided that such Liens shall extend only to our receivables or that of such Subsidiary in respect of such advances; and

  •
  any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals produced at any time on any property of ours or a Subsidiary of ours.

        Also excepted from the general prohibition are various other liens, such as mechanics' or materialmen's liens, certain governmental liens, leases, certain judgment liens, and certain liens arising in connection with leases, easements and rights-of-way.

Change of Control

        If a Change of Control occurs and is accompanied by a Rating Decline (together, a "Change of Control Triggering Event"), each registered holder of exchange notes will have the right to require us to offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's exchange notes at a purchase price in cash equal to the principal amount of the exchange notes plus accrued and unpaid interest, if any, to the date of purchase.

        Within 30 days following any Change of Control Triggering Event, we will mail a notice (the "Change of Control Offer") to each registered holder with a copy to the trustee stating:

(1)
that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder's exchange notes at a purchase price in cash equal to the principal amount of such exchange notes plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment");

(2)
the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

(3)
the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its exchange notes repurchased.

        On the Change of Control Payment Date, we will, to the extent lawful:

(1)
accept for payment all exchange notes or portions thereof (in integral multiples of $1,000) properly tendered and not withdrawn under the Change of Control Offer;

(2)
deposit with the paying agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the trustee the exchange notes so accepted together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by us.

        The paying agent will promptly mail to each holder of exchange notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a replacement exchange note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such replacement exchange note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name an exchange note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

        Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under any indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control Triggering Event or (ii) we will repay all outstanding Indebtedness issued under any indenture or other agreement that may be violated by a payment to the holders of exchange notes under a Change of Control Offer or we must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. We covenant to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control Triggering Event, it being an Event of Default under the indenture if we fail to comply with such covenant within 30 days after receipt of written notice from the trustee or the holders of at least 25% in principal amount of the exchange notes.

        We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        Our and our Subsidiaries' current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any exchange notes upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the exchange notes could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the exchange notes unless we are able to refinance or obtain waivers with respect to such debt instruments. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of exchange notes before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of exchange notes exercise their repurchase rights following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

Definitions

        Certain terms used in the indenture are defined and are used in this prospectus as follows:

        "Attributable Debt" means, as of the date of determination, the present value of net rent for the remaining term of a capital lease, determined in accordance with accounting principles generally accepted in the United States ("GAAP"), which is part of a Sale and Leaseback Transaction (as defined), including any periods for which the lessee has the right to renew or extend the lease. For purposes of the foregoing, "net rent" means the sum of capitalized rental payments required to be paid by the lessee, other than amounts required to be paid by the lessee for maintenance, repairs, insurance, taxes, assessments, energy, fuel, utilities and similar charges. In the case of a capital lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered to be required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Change of Control" means the occurrence of any of the following:

(1)
Questar or any of its affiliates ceases to own, directly or indirectly, beneficially or of record or otherwise, collectively more than 50% of the aggregate voting power of our voting stock (or its successor by merger, consolidation or purchase of all or substantially all of our assets);

(2)
the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries' assets, taken as a whole to any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to Questar or any of its affiliates; or

(3)
the adoption by our stockholders of a plan or proposal of our liquidation or dissolution.

        Although there is a limited body of case law interpreting the phrase "all or substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control Triggering Event has occurred and whether a holder of exchange notes may require us to make an offer to repurchase the exchange notes as described above.

        "Consolidated Capitalization" means, without duplication, the sum of:

  •
  the principal amount of our Consolidated Funded Debt and that of our Subsidiaries at the time outstanding,

  •
  the total capital represented by our capital stock and that of our Subsidiaries at the time outstanding based, in the case of stock having par value, upon its par value, and in the case of stock having no par value, upon the value stated on our books,

  •
  the total amount of (or less the amount of any deficit in) our retained earnings and paid-in capital and that of our Subsidiaries,

  •
  reserves for deferred federal and state income taxes arising from timing differences, and

  •
  Attributable Debt, all as shown on our consolidated balance sheet, prepared in accordance with GAAP; provided that in determining our consolidated retained earnings and paid-in capital, no effect shall be given to any unrealized write-up or write-down in the value of assets or any amortization thereof, except for accumulated provisions for depreciation, depletion, amortization and property retirement which shall have been created by charges made by us or any of our Subsidiaries on our or their books.

        "Consolidated Funded Debt" means our Funded Debt and that of our Subsidiaries, consolidated in accordance with GAAP.

        "Funded Debt" means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

        "Indebtedness" means all items of indebtedness for borrowed money (other than unamortized debt discount and premium) that would be included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP as of the date as of which Indebtedness is to be determined, and shall include indebtedness for borrowed money (other than unamortized debt discount and premium) with respect to which we or any Subsidiary of ours customarily pays interest secured by any mortgage, pledge or other lien or encumbrance of or upon, or any security interest in, any properties or assets owned by us or any Subsidiary of ours, whether or not the Indebtedness secured thereby shall have been assumed, and shall also include guarantees of Indebtedness of others; provided that in determining our Indebtedness or that of any of our Subsidiaries, there shall be included the aggregate liquidation preference of all outstanding securities of any Subsidiary senior to its Common Stock that are not owned by us or a Subsidiary of ours; and provided, further, that Indebtedness of any Person shall not include the following:

  •
  any indebtedness evidence of which is held in treasury (but the subsequent resale of such indebtedness shall be deemed to constitute the creation thereof); or

  •
  any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository (or set aside and segregated, if permitted by the instrument creating such indebtedness), in trust, money (or evidence of such indebtedness as permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness; or

  •
  any indebtedness incurred to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development to the extent that the issuer thereof has outstanding advances to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, but only to the extent such advances are not in default; or

  •
  any indebtedness incurred without recourse to us or any of our Subsidiaries; or

  •
  any indebtedness incurred to finance advance payments for gas (pursuant to take-or-pay provisions or otherwise), but only to the extent that such advance payments are pursuant to gas purchase contracts entered into in the normal course of business; or

  •
  any amount (whether or not included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP) representing capitalized rent under any lease; or

  •
  any indirect guarantees or other contingent obligations in respect of indebtedness of other Persons, including agreements, contingent or otherwise, with such other Persons or with third parties with respect to, or to permit or assure the payment of, obligations of such other Persons, including, without limitation, agreements to purchase or repurchase obligations of such other Persons, to advance or supply funds to, or to invest in, such other Persons, or to pay for property, products or services of such other Persons (whether or not conveyed, delivered or rendered); demand charge contracts, through-put, take-or-pay, keep-well, make-whole or maintenance of working capital or similar agreements; or guarantees with respect to rental or similar periodic payments to be made by such other Persons.

        "Moody's" means Moody's Investors Service or, if Moody's Investors Service shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "Moody's" shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

        "Place of Payment" means, when used with respect to the exchange notes, the place or places where the principal of (and premium, if any) and interest on the exchange notes are payable as specified and contemplated by the indenture.

        "Rating Agencies" means Moody's and S&P.

        "Rating Date" means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

        "Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), either of the Rating Agencies assigns a rating to the notes that is lower than an investment grade rating. An investment grade rating with respect to Moody's shall mean a rating of "Baa3" or higher and an investment grade rating with respect to S&P shall mean a rating of "BBB-" or higher.

        "S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Ratings Services shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "S&P" shall mean any other national recognized rating agency, other than Moody's, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

        "Sale and Leaseback Transaction" means an arrangement in which we or one of our Subsidiaries sells any of our or their property which was placed into service more than 120 days prior to such sale to a Person and leases it back from that Person within 180 days of the sale.

        "Stated Maturity" means, when used with respect to any exchange note or any installment of principal thereof or interest thereon, the date specified in such exchange note as the fixed date on which the principal of such exchange note or such installment of principal or interest is due and payable.

Consolidation, Merger and Sale of Assets

        Nothing contained in the indenture or in any of the exchange notes will prevent any consolidation or merger of us with or into any other Person (whether or not affiliated with us), or successive consolidations or mergers in which we or our successor shall be a party, or will prevent any conveyance, transfer or lease of our property as an entirety or substantially as an entirety, to any other Person (whether or not affiliated with us); provided, however, that:

  •
  in case of such a transaction, the entity formed by such consolidation or into which we are merged, or the Person which acquires or leases our properties and assets substantially as an entirety shall be a corporation, partnership, limited liability company, association, company or business trust organized under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance of every other covenant of the indenture;

  •
  immediately after giving effect to such transaction, no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

  •
  each of us and the successor Person shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction complies with the requirements in the previous two paragraphs, and that all conditions precedent relating to such transaction have been complied with.

Events of Default

        The following are Events of Default under the indenture with respect to any exchange notes:

  •
  failure to pay the principal of, or premium, if any, on any exchange note when due;

  •
  failure to pay any interest installment on any exchange note when due, in each case, continued for 30 days;

  •
  failure to perform any of our other covenants, continued for 90 days after written notice as provided in the indenture;

  •
  the occurrence of an event of default in other indebtedness of ours (including securities other than the exchange notes) which results in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity, and such acceleration is not rescinded or annulled or such indebtedness is not discharged after written notice as provided in the indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an Event of Default with respect to the exchange notes at the time outstanding shall occur and be continuing, then and in every such case, unless the principal of all the exchange notes has already become due and payable, the trustee or the holders of at least 33 1/3% in principal amount of the outstanding exchange notes may declare, by a notice in writing to us, and to the trustee if given by holders, the entire principal amount of all the outstanding exchange notes to be due and payable immediately. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding exchange notes, by written notice to us and the trustee, may, in certain circumstances, rescind and annul such declaration.

        No holder of any exchange notes will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder previously shall have given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% of the aggregate principal amount of outstanding exchange notes shall have made written request to, and have offered reasonable indemnity upon, the trustee, to institute such proceeding, and the trustee shall not have received directions inconsistent with such request in writing by the holders of a majority in principal amount of outstanding exchange notes and shall have neglected or refused to institute such proceeding within 60 days. However, the rights of any holder of any exchange notes to enforce the payment of principal, premium, if any, and interest due on such exchange notes on or after the dates expressed in such exchange notes may not be impaired or affected.

        We must furnish the trustee within 120 days after the end of each fiscal year a statement signed by one of certain of our officers stating that a review of our activities during that year and our performance under the indenture and the terms of the exchange notes has been made, and, to the best of the knowledge of the signatory, based on such review, we have complied with all conditions and covenants of the indenture, or, if we are in default, specifying the default.

Waiver, Modification and Amendment

        The holders of a majority in principal amount of the exchange notes may waive certain past defaults, except a default in the payment of the principal of, premium, if any, or interest on any exchange note or in respect of any covenant or provision in the indenture which under the terms of the indenture cannot be modified without the consent of all holders of exchange notes. The holders of a majority in aggregate principal amount of exchange notes may waive our compliance with certain restrictive provisions.

        We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the exchange notes, provided that no such modification or amendment may, without the consent of the holder of each exchange note affected thereby:

  •
  change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any exchange note;

  •
  reduce the principal of, premium, if any, or interest on, or any premium payable upon the redemption of, any exchange note;

  •
  change the Place of Payment or change the currency of payment of principal, premium, if any, or interest on, any exchange note;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any exchange note;

  •
  reduce the percentages of holders of exchange notes specified in this or the preceding paragraph;

  •
  change the provisions related to the change of control repurchase; or

  •
  effect certain other modifications or amendments described in the indenture.

        In the case of provisions of the indenture affecting other series of securities as well as the notes, the holders of the notes will be treated as a separate class of securities for purposes of determining whether consent or waiver of a majority of holders has been obtained.

Defeasance and Covenant Defeasance

        The indenture and the exchange notes provide that we may elect either:

  •
  to defease and be discharged from our obligations with respect to the notes ("defeasance"); or

  •
  to be released from our obligations with respect to such exchange notes described above under "—Limitations on Liens" and "—Consolidation, Merger and Sale of Assets" ("covenant defeasance"), upon the irrevocable deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on such exchange notes on the scheduled due date therefore.

        Defeasance and covenant defeasance are each conditioned upon, among other things, our delivery to the trustee of an Opinion of Counsel to the effect that the holders of the exchange notes will have no federal income tax consequences as a result of such deposit.

Notices

        Notices to holders of the exchange notes will be given by mail to the addresses of such holders as they appear in the security register.

Title

        We or the trustee may treat the registered owner of any registered exchange note as the absolute owner thereof (whether or not the exchange note shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Exchange Notes

        We will replace any mutilated exchange note at the expense of the holders upon surrender to the trustee. We will replace exchange notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen exchange note, an indemnity satisfactory to us and the trustee may be required at the expense of the holder of the exchange note before a replacement exchange note will be issued.

Governing Law

        The indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        Bank One, NA is the trustee under the indenture and is an affiliate of Banc One Capital Markets, Inc. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if it acquires a conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended. The indenture also provides that we will indemnify the trustee against loss, liability or expense incurred without negligence or bad faith on the part of the trustee arising out of or in connection with the trust under the indenture. Bank One, NA (1) participates in our $280 million credit agreement, (2) is a creditor of our parent company, Questar, and (3) performs routine banking functions for us.

REGISTRATION RIGHTS AGREEMENT

        In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the Initial Purchasers. Under that agreement we agreed to use our reasonable best efforts to:

  •
  file a registration statement with the Commission with respect to an offer to exchange the outstanding notes for new exchange notes having substantially identical terms as the outstanding notes (except that the new exchange notes will not contain terms with respect to transfer restrictions or interest rate increases) on or prior to 60 days after the notes were first issued;

  •
  cause that registration statement to be declared effective under the Securities Act no later than the 180th day after the notes were first issued; and

  •
  cause the exchange offer to be completed no later than 45 days after such registration statement became effective.

        Promptly after the exchange offer registration statement has been declared effective, we will offer to the holder of the outstanding notes the opportunity to exchange their outstanding notes for the new exchange notes.

        We will keep the exchange offer open for at least 20 business days after the notice of the exchange offer is mailed to the holders of the notes.

        Under the following circumstances, we will file with the Commission a shelf registration statement to cover resales of the outstanding notes by those holders who provide required information in connection with the shelf registration statement:

  •
  if any changes in law or the applicable interpretations of the staff of the Commission do not permit us to complete the exchange offer as contemplated by the registration rights agreement;

  •
  any holder of the outstanding notes is not able to participate in the exchange offer;

  •
  any holder of the outstanding notes does not receive freely transferable exchange notes;

  •
  the exchange offer registration statement is not declared effective within 180 days of the date the outstanding notes were first issued or the exchange offer is not consummated within 45 days after the exchange offer registration statement is declared effective, but we may terminate such shelf registration statement at any time, without penalty, if the exchange offer registration statement is declared effective or the exchange offer is consummated; or

  •
  upon the request of any Initial Purchaser made within 90 days after the consummation of the exchange offer with respect to outstanding notes not eligible to be exchanged in the exchange offer and held by it following the consummation of the exchange offer.

        A "Registration Default" includes any of the following:

  •
  we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

  •
  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

  •
  we fail to complete the exchange offer on or prior to the date specified for such completion; or

  •
  the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the period specified in the registration rights agreement, subject to certain exceptions for limited periods of time.

        If a Registration Default occurs, then we will be required to pay additional interest to each holder of the outstanding notes. During the first 90-day period that a Registration Default occurs, we will pay additional interest equal to 0.25% per year. At the beginning of the second 90-day period that a Registration Default is continuing, the amount of additional interest will increase by an additional 0.25% per year until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per year, for each of the outstanding notes. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the outstanding notes in the same manner as interest payments on the exchange notes, with payments being made on the interest payment dates for the notes.

        Following the cure of all Registration Defaults, no more additional interest will accrue. You will not be entitled to receive any additional interest if you were, at any time while the exchange offer was pending, eligible to exchange and did not validly tender your outstanding notes for exchange notes in the exchange offer.

        Holders who desire to tender their outstanding notes will be required to make to us the representations described under "The Exchange Offer—Purpose and Effect of the Exchange Offer" and "The Exchange Offer—Procedures for Tendering" in order to participate in the exchange offer. In addition, we may require holders to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. A holder who sells outstanding notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provision of the registration rights agreement that are applicable to such holder including indemnification obligations.

        The description of the registration rights agreement contained in this section is a summary only. For more information, you may review the provisions of the registration rights agreement that we filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN FEDERAL TAX CONSEQUENCES

        The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's outstanding notes for new exchange notes, including the applicability and effect of any state, local or foreign tax laws.

        We believe that the exchange of outstanding notes for new exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the new exchange notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging outstanding notes for new exchange notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the Commission in no action letters issued to third parties, we believe that any holder may transfer new exchange notes issued under the exchange offer in exchange for the outstanding notes if:

  •
  the holder acquires the new exchange notes in the ordinary course of its business;

  •
  the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of such new exchange notes.

        Broker-dealers receiving new exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new exchange notes.

        We believe that a holder may not transfer new exchange notes issued under the exchange offer in exchange for the outstanding notes if that holder is:

  •
  an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act;

  •
  a broker dealer that acquired outstanding notes directly from the Company; or

  •
  a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

        To date, the staff of the Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus and any amendment or supplement to it available to any broker-dealer that requests such documents in the letter of transmittal.

        If a holder wishes to exchange its outstanding notes for new exchange notes in the exchange offer, the holder will be required to make representations to us as described in "The Exchange Offer—Purpose and Effect of the Exchange Offer" and "The Exchange Offer—Procedures for Tendering—Representations to the Company" of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives new exchange notes for its own account in exchange for outstanding notes that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such new exchange notes.

        We will not receive any proceeds from any sale of new exchange notes by broker-dealers. Broker-dealers who receive new exchange notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

  •
  in negotiated transactions

  •
  through the writing of options on the new exchange notes or a combination of such methods of resale

  •
  at market prices prevailing at the time of resale

  •
  at prices related to such prevailing market prices or negotiated prices

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new exchange notes. Any broker-dealer that resells new exchange notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

TRANSFER RESTRICTIONS ON OUTSTANDING NOTES

        The outstanding notes were not registered under the Securities Act. Those outstanding notes may not be offered or sold in the United States or to, or for the account or benefit of, U. S. Persons except in accordance with an exemption from the Securities Act registrations requirements. Accordingly, the outstanding notes were offered and sold only in the United States to "qualified institutional buyers" under Rule 144A under the Securities Act in a private sale exempt from the registration requirements of the Securities Act.

LEGAL MATTERS

        Certain matters in connection with the offering will be passed upon for us by Connie C. Holbrook, Senior Vice President, General Counsel and Corporate Secretary of Questar, 180 East 100 South, Salt Lake City, Utah. As of December 31, 2001, Ms. Holbrook owned 237,821 shares of Questar's common stock (including currently exercisable options to purchase 117,025 shares of such stock).

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Certain information with respect to our oil and gas reserves has been derived from the reports of Ryder Scott Company, H. J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc., Malkewicz-Hueni Associates, Inc., Gilbert Laustsen Jung Associates Ltd., and Sproule Associates, Ltd., independent petroleum engineers, and has been included and incorporated by reference in this prospectus upon the authority of such firms as experts with respect to matters covered by such reports and in giving such reports.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

        We are not offering the exchange notes in any jurisdiction where the offer is not permitted.

        We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

$200,000,000

Questar Market Resources, Inc.

Offer to Exchange

7 % Exchange Notes Due 2007

for all outstanding Notes Due 2007

PROSPECTUS

February 22, 2002